Exhibit 99

MEREDITH CORPORATION BOARD DECLARES DIVIDEND

DES MOINES, IA November 7, 2007--The Meredith Corporation (NYSE: MDP) Board of Directors today declared a dividend of 18-1/2 cents per share, payable on December 14, 2007 to shareholders of record on November 30, 2007. The Company has paid a dividend for 60 consecutive years and has increased its dividend for 14 consecutive years.

Meredith shareholders, at the Company's annual meeting today, re-elected four directors to terms expiring in 2010. They are: Mary Sue Coleman, president of the University of Michigan; D. Mell Meredith Frazier, chair of the Meredith Corporation Foundation; Joel W. Johnson, vice chair of the Hormel Foundation; and Stephen M. Lacy, president and chief executive of Meredith Corporation.

Alfred H. Drewes, senior vice president and chief financial officer of the Pepsi Bottling Group Inc., was elected to a term expiring in 2008.

Meredith directors Robert E. Lee, president of Glacier Properties, and Charles D. Peebler, Jr., managing director of Plum Capital LLC., both retired effective today.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness and More - and publishes approximately 180 special interest publications under approximately 80 titles. Meredith has more than 400 books in print. Meredith owns 13 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, OR. Additionally, Meredith has an extensive online presence that includes more than 40 Web sites and two broadband channels - Better.tv and Parents.tv.

Meredith Integrated Marketing has established marketing relationships with some of America's leading companies. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to conduct precise targeted-marketing campaigns. Meredith publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

Shareholder and Financial Analyst Contact Mike Lovell Director, Investor Relations Phone (515) 284-3622 E-mail: mike.lovell@meredith.com
Media Contact Art Slusark Vice President - Corporate Communications Phone (515) 284-3404 E-mail art.slusark@meredith.com